David E. Coffey

Certified Public Accountant

6767 West Tropicana Avenue

Suite 216

Las Vegas, Nevada 89103

Securities and Exchange Commission

450 Street, N.W.

Washington, D.C. 20549

Gentleman,

I have read the report filed on October 29, 2002, by Prime Equipment, Inc. regarding the change in Certified Public Accountants and am in agreement with the statements contained therein insofar as they relate to our firm.

Date: October 30, 2002 /s/ David E. Coffey, CPA